UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2015

DCP MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-32678	03-0567133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 17th Street, Suite 2500
Denver, Colorado 80202
(Address of principal executive offices) (Zip Code)

(303) 633-2900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2015, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of DCP Midstream, LLC, the owner of the general partner (the “General Partner”) of the general partner of DCP Midstream Partners, LP (the “Partnership”) established the 2015 performance criteria for certain executive compensation arrangements for William Waldheim, the President of the General Partner, and Michael Richards, the Vice President, General Counsel and Secretary of the General Partner (the “Officers”). The performance criteria relate to 2015 grants to the Officers under the Partnership’s 2012 Long-Term Incentive Plan (the “LTI Plan”) and short term cash incentive program (“STI”).

The LTI Plan was previously adopted for employees, consultants and directors of the General Partner and its affiliates who perform services for the Partnership. The LTI Plan provides for the grant of phantom units and dividend equivalent rights. For grants under the LTI Plan in 2015, the phantom units will consist of a notional unit based equally on the value of shares of Phillips 66 and Spectra Energy Corp., which are the owners of DCP Midstream, LLC, and will be paid in cash. Grants are to be made equally in time vesting units and performance vesting units. Time vesting units will vest at the end of a three year vesting period. Performance vesting units will vest at a range of 0% to 200% depending on achievement during a three year performance period measured by EBIT (earnings before interest and taxes) ROCE (return on capital employed) of DCP Midstream, LLC and total shareholder return of Phillips 66 and Spectra Energy Corp.

For STI awards in 2015, the payout opportunity is dependent upon the Partnership and DCP Midstream, LLC achieving certain financial metrics, including cash generation, EBIT ROCE, and cost; operational reliability and utilization; and certain safety and environmental objectives. STI payout will range from 0% to 200% of each Officer’s STI target opportunity, which is based on a percentage of base salary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 18, 2015

DCP MIDSTREAM PARTNERS, LP

By: DCP MIDSTREAM GP, LP
its general partner

By: DCP MIDSTREAM GP, LLC
its general partner

By: /s/ Michael S. Richards
Michael S. Richards
Vice President, General Counsel, and Secretary